Exhibit 10.1
April 28, 2023
Re: Revised Offer of Employment Dear Shaw:
It is my pleasure to provide documentation for your revised employment agreement terms with AdaptHealth Corp. Any terms not addressed below will remain the same as those set out in your previous offer of employment effective 02/26/2020: The key terms are as follows:
1.Compensation.
a.Base Compensation. Effective October 2, 2021, you will be compensated at an annual salary of $400,000 less any applicable statutory and regulatory deductions. The Base Salary will be paid in accordance with the Company’s regular payroll practices.
b.Performance Bonus. Your annual bonus target will be one hundred percent (100%) of your annual base salary. Annual bonuses will be based on the Company’s Executive Management Incentive Bonus Program as outlined in the Compensation Committees Resolution approved 3/8/23. Annual bonuses will be paid in accordance with our payroll cycle and will be subject to applicable taxes and withholdings.
Upon review and acceptance, please sign and return this letter to me via DocuSign.
Sincerely,
Jennifer Spear
Vice President, Head of Human Resources
AdaptHealth, Corp.
215-370-8664
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I have fully read and accept the terms set forth in this offer letter.

By:	/s/ Shaw Rietkerk
Name:	Shaw Rietkerk
Date:	4/28/2023